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Exhibit 23.1

Consent of Independent Auditors


We consent to the use of our reports dated February 13, 1999 and August 27, 1999 with respect to the financial statements of Remy Korea, Ltd. as of and for the years ended December 31, 1998 and 1997, and as of December 31, 1996 and for the period from September 9, 1996 to December 31, 1996 prepared in conformity with accounting principles generally accepted in the Republic of Korea in the Delco Remy International, Inc. Form 8-K/A to be filed with the Securities and Exchange Commission on September 8, 1999.


                                                                   /s/ Young Wha


Seoul, Korea
September 7, 1999